INTERPHARM HOLDINGS, INC. AND SUBSIDIARIES

Exhibits
Number	Description

21.1	List of Subsidiaries

Name of Subsidiary	Jurisdiction	Ownership Percentage
Interpharm, Inc.	New York	100%
Micro Computer Store, Inc.	New York	100%
Innovative Business Micros, Inc.	New York	100%
Logix Solutions, Inc.	Colorado	90%
Saturn Chemical, LLC	New York	100%
Interpharm Realty, LLC	New York	100%

Certification of Cameron Reid pursuant to Exchange Act Rules 13(a)-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002;

Certification of Peter Giallorenzo pursuant to Exchange Act Rules 13(a)-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002;

Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002;